RECON CAPITAL SERIES TRUST

Minutes of the Special Shareholders Meeting
10:00 a.m. Eastern time, January 27, 2017

 A special meeting of the Shareholders of the BullMark LatAm Select Leaders ETF, Recon Capital DAX Germany ETF, Recon Capital NASDAQ 100 Covered Call ETF, and Recon Capital USA Managed Risk ETF (each "Fund" and together the "Funds") of Recon Capital Series Trust (the "Trust") was reconvened at 10:00 a.m. Eastern time at the offices of Thompson Hine LLP (Counsel to the Trust and the disinterested Trustees), 335 Madison Avenue, 12th Floor, New York, New York 10017-4611.  The meeting was originally duly called and adjourned on January 5, 2017, at 10:00 a.m. Eastern time at the offices of Thompson Hine LLP (Counsel to the Trust and the disinterested Trustees), 335 Madison Avenue, 12th Floor, New York, New York 10017-4611, pursuant to notice duly given.

      Present in person were: Garrett K. Paolella, Trustee, President, and Chief Executive Officer of the Trust and Bibb Strench, Partner of Thompson Hine LLP.

 Present by telephone were: Troy M. Cates, Secretary of the Trust and proxy agent for each Fund's shareholders, Parker Bridgeport, Associate of Thompson Hine LLP, and Richard Eaton, Senior Vice President, D.F. King & Co., Inc. (proxy solicitation agent for the Trust).

CALL TO ORDER AND APPOINTMENTS

      Mr. Paolella, acting as Chairman of the meeting, called the meeting to order.  Next, Mr. Paolella appointed Mr. Strench as Inspector of Election of the meeting and Mr. Bridgeport as Secretary of the meeting.  Next, Mr. Strench recited the Oath of Inspector of Election and presented a subscribed version of the same.  Mr. Paolella directed that the subscription be annexed to the minutes of this meeting.  Mr. Paolella noted that the meeting was called for the specific purposes identified in the Notice and the related proxy materials sent to all shareholders, and to consider other matters that may properly be brought before the meeting.  Notice of the meeting of shareholders was sent to all shareholders of record as of December 1, 2016.  There being no objection, Mr. Paolella dispensed with the reading of that Notice.

      Mr. Strench then confirmed that as of the close of business on December 1, 2016, the date fixed for determining the shareholders of record that are entitled to vote at this meeting.  Mr. Strench noted that the number of shares present constitute a quorum for each Fund with respect to Proposal 1 and for the Trust with respect to Proposal 2.  He noted that with respect to Proposal 1, shareholders of each Fund will vote separately with respect to their Fund, and that with respect to Proposal 2, shareholders of all of the Funds will vote in the aggregate.  As of January 27, 2017, shares were present in person or by proxy as follows.

Fund
Outstanding
Shares
as of
Record
Date
Shares
Present in
Person
or by Proxy
Percentage
of Shares
Present
for Quorum
Percentage
of Voted
Shares that
Approve
Proposal 1
Percentage
of Voted
Shares that
Approve
Proposal 2
BullMark LatAm Select Leaders ETF
100,000.0
97,792
97.79%
95.38%
n/a
Recon Capital DAX Germany ETF
550,000.0
312,021
56.73%
68.87%
n/a
Recon Capital NASDAQ 100 Covered Call ETF
2,500,000.0
1,883,664
75.35%
68.69%
n/a
Recon Capital USA Managed Risk ETF
100,000.0
100,000
100.00%
99.95%
n/a
Total
3,250,000.0
2,393,477
73.65%
n/a
97.06%

      Next, on behalf of the Trust's Secretary, Mr. Strench presented the following documents:

(a) A copy of the Notice of Meeting of Shareholders dated November 21, 2016 and Proxy Statement which was distributed to shareholders on or about December 9, 2016; and
(b) An affidavit of mailing by David Olshever, Senior Director, Broadridge Financial Solutions, Inc., to the effect that commencing on or about December 13, 2016, there was caused to be mailed to all shareholders of record at the close of business on December 1, 2016, such Notice of Meeting of Shareholders, Proxy Statement, and form of Proxy, together with a business reply envelope; and
(c) A Tabulation Report provided by D.F. King & Co., Inc., the Trust's proxy tabulation agent, dated January 27, 2017; and
(d) Draft Press Release Describing Meeting Results.

      Mr. Paolella then directed that these documents be annexed to the minutes of this meeting.

CONSIDERATION OF PROPOSAL 1

      Mr. Paolella noted that a quorum for Proposal 1 for each Fund entitled to vote at the meeting is present.  The Inspector of Election then further described the results of the proxy voting included in the Tabulation Report, noting that over 50% of shares of each Fund were present and that over 67% of the shares present of each Fund voted in favor of the respective Proposal 1 for each Fund, which meets the quorum requirement and is above the 67% majority required to approve each Proposal 1.  Mr. Cates, as named proxy authorized to cast the votes of shareholders executing proxies solicited by the Board of Trustees of the Trust, then voted all such shares as directed in such proxies.  Mr. Paolella announced that based upon the votes cast by Mr. Cates, the respective shareholders have adopted the following resolutions.

      RESOLVED, that the new investment advisory agreement between the Trust, on behalf of the BullMark LatAm Select Leaders ETF, and Recon Capital Advisors, LLC be, and it hereby is, approved.

      RESOLVED, that the new investment advisory agreement between the Trust, on behalf of the Recon Capital DAX Germany ETF, and Recon Capital Advisors, LLC be, and it hereby is, approved.

      RESOLVED, that the new investment advisory agreement between the Trust, on behalf of the Recon Capital NASDAQ 100 Covered Call ETF, and Recon Capital Advisors, LLC be, and it hereby is, approved.

      RESOLVED, that the new investment advisory agreement between the Trust, on behalf of the Recon Capital USA Managed Risk ETF, and Recon Capital Advisors, LLC be, and it hereby is, approved.

CONSIDERATION OF PROPOSAL 2

      Mr. Paolella noted that a Trust-level quorum was present for Proposal 2 for the Trust based on each Fund entitled to vote at the meeting.  The Inspector of Election then further described the results of the proxy voting included in the Tabulation Report, noting that over 33 and 1/3% of shares of the Trust were present and that a plurality of shares present voted in favor of Proposal 2, which meets the quorum requirement and meets the plurality majority required to approve Proposal 2.  Mr. Cates, as named proxy authorized to cast the votes of shareholders executing proxies solicited by the Board of Trustees of the Trust, then voted all such shares as directed in such proxies.  Mr. Paolella announced that based upon the votes cast by Mr. Cates, the shareholders have adopted the following resolution.

      RESOLVED, that election of John L. Jacobs to the Trust's Board of Trustees be, and it hereby is, approved.

      There being no further business to consider, Mr. Paolella then asked that the meeting be adjourned.  Upon motion duly made and seconded, the following resolution was passed by the required vote of shareholders as represented by proxy as cast by Mr. Cates.

      RESOLVED, that the meeting is adjourned.

      ________________________________
      Parker Bridgeport
      Secretary of the Meeting

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